Exhibit (l)(2)

Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our firm in the Prospectus and Statement of Additional Information under the caption “Independent Registered Public Accounting Firm; Legal Counsel” included in Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of Redwood Private Real Estate Debt Fund (File Nos. 333-268948 and 811-23846). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP

Philadelphia, Pennsylvania

April 29, 2026